PURCHASE AND SALE AGREEMENT

                                    between

                           WEST MONTROSE PROPERTIES,
                          an Ohio limited partnership

                                   as Seller,

                                      and

                          JANUS AMERICAN GROUP, INC.,
                             A Delaware corporation

                                    as Buyer



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                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----

1.     Definitions
  (a)  "Affiliated Sale Agreements"                                            4
  (b)  "Agreement"                                                             4
  (c)  "Assets"                                                                4
  (d)  "Closing"                                                               4
  (e)  "Closing Date"                                                          4
  (f)  "Concurrent Escrows"                                                    4
  (g)  "Contracts"                                                             5
  (h)  "Documents"                                                             5
  (i)  "Earnest Money"                                                         5
  (j)  "Escrow"                                                                5
  (k)  "Escrow Agent"                                                          5
  (l)  "Feasibility Expiration Date"                                           5
  (m)  "Federal Code"                                                          5
  (n)  "Food and Beverage Inventory"                                           5
  (o)  "Franchise Agreement"                                                   5
  (p)  "Franchisor"                                                            5
  (q)  "Hotel"                                                                 5
  (r)  "Improvements"                                                          5
  (s)  "Intangible Property"                                                   5
  (t)  "Latent Defects"                                                        6
  (u)  "Laws"                                                                  6
  (v)  "Managing Partner"                                                      6
  (w)  "Operating Equipment"                                                   6
  (x)  "Operating Supplies"                                                    6
  (y)  "Person"                                                                6
  (z)  "Permitted Title Exceptions"                                            6
  (aa) "Permitted Transferee"                                                  6
  (ab) "Personalty"                                                            6
  (ac) "Purchase Price"                                                        6
  (ad) "Real Property"                                                         6
  (ae) "Title Agent"                                                           7

2.     Agreement of Purchase and Sale                                          7

3.     Purchase Price                                                          7
  (a)  Earnest Money                                                           7
  (b)  Liquidated Damages                                                      7
  (c)  Cash at Closing                                                         7

4.     Allocation of Purchase Price                                            8



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5.      Buyer's Contingencies                                                  8
  (a)   Due Diligence                                                          8
  (b)   Conditions to Buyer's Obligations                                      9

6.      Seller's Contingencies and Covenants                                  10
  (a)   Seller's Contingencies                                                10
  (i)   Buyer's Covenants                                                     10
  (ii)  Closing of Concurrent Escrows                                         10
  (iii) Truth of Representations                                              10
  (iv)  Franchisor Consent                                                    10
  (v)   Release                                                               11
  (vi)  Consulting Agreement                                                  11

  (b)   Covenants                                                             11

  (i)   Maintenance of the Assets                                             11
  (ii)  Permits and Approvals                                                 11
  (iii) Notification to Existing Employees                                    11
  (iv)  Seller's Obligations Concerning Its Employees                         12
  (v)   Franchise Transfer                                                    12

7.      Inspections                                                           12
  (a)   Entry and Investigation                                               12
  (b)   No Interference                                                       12

8.        Title Insurance Policy                                              13

9.      The Escrow and Closing                                                13
  (a)   Escrow Instructions                                                   13
  (b)   Closing                                                               13
  (c)   Action at the Closing by Seller                                       13
  (d)   Action at the Closing by Buyer                                        15
  (e)   Closing Costs                                                         15
  (f)   Pre-Closing Settlement Statement                                      16
  (g)   Transfer of Guest Property in Safe Keeping                            16

10.     Apportionments                                                        16

  (a)   Closing Adjustments and Proration of Taxes, Rents, and Other Costs    16
  (b)   Utility and Maintenance Charges                                       18
  (c)   Adjustments to Prorations                                             18

11.     Indemnification                                                       19

12.     Possession                                                            19

13.     Representations and Warranties                                        20
  (a)   Buyer                                                                 20
  (b)   Seller                                                                20

14.     Notices                                                               22

15.     Seller's Remedies                                                     23

16.     Buyer's Remedies                                                      23

17.     Casualty; Condemnation                                                23

18.     Commissions                                                           23




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19.  Disclaimer                                                               24

20.  Confidentiality and Return of Documents                                  24

21.  Waiver                                                                   25

22.  Time Periods                                                             25

23.  Survival of Covenants, Agreements, Representations and Warranties        25

24.  Modification of Agreement                                                25

25.  Further Instruments                                                      25

26.  Entire Agreement                                                         25

27.  Inurement                                                                26

28.  Applicable Law                                                           26

29.  Descriptive Headings                                                     26

30.  Time of the Essence                                                      26

31.  Assignment                                                               26

32.  Construction                                                             26

33.  Interpretation                                                           26

34.  Exhibits and Schedules                                                   26

35.  Counterparts                                                             26

36.  Recordation                                                              26

37.  Exclusive Negotiations                                                   26

38.  IRS Real Estate Sales Reporting                                          27

39.  Bulk Sales Waiver                                                        27

SCHEDULES

Affiliated Sales Agreements
Contracts
Franchise Agreement
Personalty
Real Property
Allocation of Purchase Price
Disclosure Statement

EXHIBITS

Consulting Agreement
Limited Warranty Deed
Affidavit of Non-Foreign Person
Assignment and Assumption
Assignment of Intangible Property
Bill of Sale
Assignment and Assumption of the Franchise Agreement



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                           PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (the "Agreement") is made effective as of the 31st day of July, 1998, by and between WEST MONTROSE PROPERTIES., an Ohio limited partnership ("Seller"), and JANUS AMERICAN GROUP, INC., a Delaware corporation and/or its Permitted Transferee (hereinafter collectively referred to as "Buyer").

                             Background of Agreement

A. Seller is the owner of certain real property located in Akron, Ohio, having located thereon a 136-room hotel known as the Montrose West Comfort Inn.

B. Buyer desires to purchase such real property and related assets, and Seller desires to sell to Buyer such real property and related assets, subject to and in accordance with the terms, covenants and conditions of this Agreement.

                                    Agreement

NOW, THEREFORE, in consideration of the premises, the terms, conditions and covenants contained herein and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. DEFINITIONS. As used in this Agreement, the terms below shall have the following meanings unless the context requires otherwise.

     (a) "Affiliated Sale Agreements". The various purchase and sale agreements described on Schedule "A" hereto.

     (b) "Agreement". This Purchase and Sale Agreement, as amended or supplemented from time to time.

     (c) "Assets". The Contracts, the Documents, the Improvements, the Intangible Property, the Personalty, and the Real Property now owned, or hereafter acquired, by Seller in connection with or relating to the Hotel.

     (d) "Closing". The event at which the transaction contemplated hereby will be consummated and when Buyer acquires title to the Assets.

     (e) "Closing Date". The date designated by Buyer in a written notice delivered to Seller at least five (5) business days in advance; however, in no event shall the Closing Date occur later than the date provided in subparagraph 9(b) hereof.

     (f) "Concurrent Escrows". The escrows, established with Escrow Agent pertaining to the purchase by Buyer of certain other hotel properties and related assets pursuant to the Affiliated Sale Agreements.



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     (g) "Contracts". All service contracts, equipment leases, booking agreements and other arrangements or agreements to which Seller is a party affecting the ownership, repair, maintenance, management, leasing or operation of the Hotel that will remain in effect after Closing, all of which are described on Schedule "B" hereto.

     (h) "Documents". All books, records and files relating to the leasing, maintenance, management or operation of the Hotel in Seller's possession or in the possession of any management company currently managing any portion of the Hotel.

     (i) "Earnest Money". The deposit required to be paid by Buyer to Escrow Agent pursuant to subparagraph 3(a), together with all interest earned thereon.

     (j) "Escrow". The Escrow established with Escrow Agent to facilitate the transaction contemplated hereby, bearing Escrow No. .

     (k) "Escrow Agent". American Title Company, 6029 Belt Line Road, Suite 250, Dallas, Texas 75240.

     (l) "Feasibility Expiration Date". July 25, 1998.

     (m) "Federal Code". The United States Internal Revenue Code of 1986, as amended.

     (n) "Food and Beverage Inventory". All inventory of food and beverages, including alcoholic beverages, owned by Seller located at the Hotel, and used in the operation of any restaurant, cafe, bar or other food service operation within the Hotel.

     (o) "Franchise Agreement". The agreement and/or agreements referenced on Schedule "C" attached hereto.

     (p) "Franchisor". Comfort Inn Franchising, Inc., a Delaware corporation.

     (q) "Hotel". The 136-room hotel located on the Real Property known as the Montrose West Inn.

     (r) "Improvements". All buildings, fixtures, walls, fences, landscaping and other structures and improvements situated on, affixed or appurtenant to the Real Property.

     (s) "Intangible Property". All transferable or assignable permits, building plans and specifications, certificates of occupancy, operating permits, sign permits, development rights and approvals, certificates, licenses, including, without limitation, liquor licenses, warranties and guarantees, rights to deposits, rebates and refunds, trade names, service marks, appraisals, engineering, soils, pest control and other reports relating to the Hotel, the Contracts, customer or tenant lists, correspondence with present or prospective tenants, customers or



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suppliers, advertising materials, telephone exchange numbers identified with the
Hotel, and all other transferable intangible property, miscellaneous rights, benefits or privileges of any kind or character with respect to the Hotel.

     (t) "Latent Defect". Any defect in the Hotel which could not have been discovered through a reasonable due diligence inspection of the Hotel by Buyer.

     (u) "Laws". All present and future laws, statutes, codes, ordinances, orders, awards, judgments, decrees, injunctions, approvals, permits, requirements, regulations and licenses of every governmental or quasi-governmental authority or agency.

     (v) "Managing Partner". Michael Gallucci

     (w) "Operating Equipment". All chinaware, glassware, linens, silverware, tools, kitchen utensils, uniforms, engineering and housekeeping tools, vans, automobiles, and other equipment and utensils owned by Seller and used in the operation of the Hotel.

     (x) "Operating Supplies". All fuel, soap, toilet paper, tissues, toiletries, towels, light bulbs, mechanical stores, cleaning supplies and materials, pool maintenance supplies and materials, matches, stationery, paper supplies, laundry supplies, housekeeping supplies, accounting supplies, goods and merchandise used for retail sale and other immediately consumable items, owned by Seller and used in the operation of the Hotel.

     (y) "Person". Any individual, firm, corporation, partnership, limited liability company, trust or other entity.

     (z) "Permitted Title Exceptions". The various matters affecting title to the Assets that are approved by Buyer pursuant to subparagraph 5(a) below.

     (aa) "Permitted Transferee". Buyer or JAGI Montrose West, L.L.C., a Delaware limited liability company.

     (ab) "Personalty". All furniture (including television sets, except where leased), furnishings, fixtures, equipment (including, without limitation, office equipment and the Operating Equipment), machinery, tools, pool maintenance equipment, inventory, drapes, carpeting, rugs, artwork, the Operating Supplies, the Food and Beverage Inventory, and other items of personal property owned by Seller and found or used exclusively at the Hotel, including, without limitation, the items described on Schedule "D" hereto.

     (ac) "Purchase Price". The purchase price for the Assets as set forth in Paragraph 3 hereof.

     (ad) "Real Property". The real property more particularly described on Schedule "E" attached hereto, together with all easements, rights of ways, privileges, licenses and appurtenances which Seller may now own or hereafter acquire with respect to such real property.



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     (ae) "Title Agent". Chicago Title Insurance Company.

2. AGREEMENT OF PURCHASE AND SALE . At the Closing, subject to the terms, covenants and conditions of this Agreement, Seller shall sell to Buyer and Buyer shall purchase from Seller the Assets.

3. PURCHASE PRICE. The Purchase Price to be paid for the Assets shall be Three Million Four Hundred Seventy-Nine Thousand Nine Hundred Dollars ($3,479,900.00) payable by Buyer as follows:

     (a) Earnest Money. Promptly following the execution of this Agreement, Buyer shall deposit with Escrow Agent, Twenty-Four Thousand Eight Hundred Seventy-Nine Dollars and No/100 Dollars ($24,879.00) as Earnest Money to be held in the Escrow in accordance with the terms and conditions of this Agreement. Escrow Agent is hereby authorized and directed to invest all funds deposited by Buyer into Escrow as directed by Buyer. Interest on the Earnest Money shall accrue for the benefit of and be payable to the party otherwise entitled to such sums upon the Closing or earlier termination of this Agreement. If the sale of the Assets contemplated hereunder is consummated, the Earnest Money (inclusive of all interest earned thereon) shall be paid to Seller at the Closing and applied as a credit against Buyer's payment of the Purchase Price.

     (b) Cash at Closing. On or before the Closing Date, Buyer shall deliver to Escrow Agent, for the benefit of Seller, the remaining balance of the Purchase Price (reduced by any credits due Buyer hereunder) by wire transfer of immediately available funds to the account of Escrow Agent.

4. ALLOCATION OF PURCHASE PRICE. The Purchase Price shall be allocated as set forth in Schedule "F" hereto. Buyer and Seller agree that the allocations set forth in Schedule "F" were determined in good faith and at arms length, and represent the parties' best good faith estimate of the fair market value, as of the Closing Date, of each component of the Assets described on Schedule "F". Buyer and Seller shall each report the transactions contemplated by this Agreement for income tax purposes in accordance with the agreed upon allocations set forth on Schedule "F" and will not take or assert a position inconsistent therewith.

5. BUYER'S CONTINGENCIES. The following are conditions precedent to Buyer's obligation to purchase the Assets:

     (a) Due Diligence. Buyer shall have until the Feasibility Expiration Date within which to perform such physical inspections and other reasonable due diligence pertaining to the Assets as Buyer deems necessary, and to decide, in Buyer's sole discretion, whether the Assets are in all respects satisfactory to Buyer. Such due diligence shall include, without limitation, the following:



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          (i) Title. Buyer's review and approval of title to the Property, as follows. Seller shall, as soon as possible after executing this Agreement, deliver to Buyer at Seller's sole cost and expense:

               (A) a current extended coverage preliminary title report on the Real Property, issued by Title Agent, and accompanied by copies of all documents referred to in the report;

               (B) copies of all existing and proposed easements, covenants, restrictions, agreements or other documents which affect the Property and which are not disclosed by the preliminary title report, or, if no such documents exist, a certification of Seller to that effect;

               (C) an ALTA/ACSM "as-built" survey of the Real Property and Improvements prepared by a licensed surveyor or engineer (the "Survey"). The Survey shall be acceptable and certified by the surveyor to Buyer and in sufficient detail to provide the basis for the Title Policy (as defined below) without boundary, encroachment or survey exceptions, and shall show the location of all easements and Improvements (including underground improvements) and any and all other pertinent information with respect to the Property. The Survey shall also indicate any encroachments of Improvements onto easements or onto adjacent properties or certify to their absence, the presence of improvements and easements on property adjoining the Real Property if located within five (5) feet of the boundaries of the Real Property, the number and location of all parking spaces on the Property, and the square footage of the Real Property and the Improvements. Prior to Closing, the Survey shall be certified to Buyer and to the company issuing the Title Policy; and

               (D) copies of the most recent property tax bills for the Property and any filings, notices or correspondence regarding any challenges or appeals to the applicable taxes, and copies of any improvement assessments and any other bonds and assessments affecting the Property.

Buyer shall advise Seller, within ten (10) days after actual receipt of all such materials, what exceptions to title, if any, are objectionable to Buyer. Any exceptions not objected to shall be deemed accepted by Buyer (the "Permitted Exceptions"). Seller shall have ten (10) days after receipt of Buyer's objections to give Buyer notice: (1) that Seller will remove any objectionable exceptions from title and provide Buyer with evidence satisfactory to Buyer of such removal, or provide Buyer with evidence satisfactory to Buyer that said exceptions will be removed on or before the Closing, or (2) that Seller elects not to cause such exceptions to be removed. Seller's failure to notify Buyer within such ten (10) day period shall be deemed an election by Seller not to remove the objectionable exceptions as provided in clause (2) above. If Seller elects not to cure under clause (2), notwithstanding that the Feasibility Expiration Date shall have passed, Buyer shall have ten (10) days to elect whether to proceed with the purchase and take the Real Property subject to such exceptions, or to terminate this Agreement. If Buyer shall fail to give Seller notice of its election within said ten (10) days, Buyer shall be deemed to have elected not to proceed with this Agreement.



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          (ii) Physical Characteristics. Buyer's review and approval of the structural, mechanical, electrical and other physical characteristics of the Hotel.

          (iii) Reports. Buyer's receipt and approval of satisfactory architectural, engineering, soils and environmental reports. Pursuant to the terms of Paragraph 7 of this Agreement, Seller shall provide Buyer the opportunity to conduct, at Buyer's expense, an environmental site assessment by a qualified engineer to determine the extent, if any, that the Hotel contains any asbestos, underground storage tanks, or any other toxic or hazardous substance or materials, or other environmental hazards as defined by applicable Laws.

If Buyer is not satisfied, for any reason determined in its sole discretion, with the results of its due diligence investigation, or if for no reason, Buyer may terminate this Agreement by written notice to Seller and Escrow Agent delivered on or before the Feasibility Expiration Date. Buyer's failure to timely deliver written notice of termination on or before the Feasibility Expiration Date shall be deemed Buyer's election to proceed with this Agreement. Upon such termination Buyer shall be entitled to the return of the Earnest Money and thereafter, except as provided in Paragraphs 7 and 21, neither party shall have any further rights or obligations hereunder. Buyer's right to conduct any inspection of the Assets shall be governed by the provisions of Paragraph 7 below.

     (b) Conditions to Buyer's Obligations. Buyer's obligation to purchase the Assets shall be subject to the following further conditions precedent:

          (i) Buyer's Mortgage. A first mortgage loan with respect to all of the Affiliated Sales Agreements aggregating not less than Thirty-Six Million Dollars ($36,000,000) under terms and conditions acceptable to Purchaser;

          (ii) Appraisals. Appraisals on the Hotels and those hotels subject of the Affiliated Sales Agreements aggregating not less than Forty-Two Million Five Hundred Thousand Dollars ($42,500,000);

          (iii) PIP Reports. "PIP" reports approved by Holiday Inn and Comfort Inn acceptable to Buyer in an aggregate amount for the Hotel and those hotels subject to the Affiliated Sales Agreements not to exceed Two Million Five Hundred Thousand Dollars ($2,500,000);

          (iv) Franchisor Approval. Approval of Buyer as a franchisee by Franchisor;

          (v) Title Insurance. Receipt by Buyer of an ALTA Owner's Title Insurance Policy together with any agreed endorsements;

          (vi) Consulting Agreement. Buyer entering into a consulting agreement with The Cornerstone Company, in the form of Exhibit "A" hereto (the "Consulting Agreement").

          (vii) Closing of Concurrent Escrows. The purchase and sale transactions that are the subject of the Concurrent Escrows shall be consummated in accordance with the respective terms and conditions thereof on the Closing Date concurrently with the closing of the Escrow and consummation of the transaction contemplated by this Agreement.

6. SELLER'S CONTINGENCIES AND COVENANTS.

     (a) Seller's Contingencies. The following are conditions precedent to Seller's obligation to sell the Assets:

          (i) Buyer's Covenants . All covenants of Buyer shall have been fulfilled by Buyer in timely fashion or waived by Seller;

          (ii) Closing of Concurrent Escrows. The purchase and sale transactions that are the subject of the Concurrent Escrows shall be consummated in accordance with the respective terms and conditions thereof on the Closing Date concurrently with the closing of the Escrow and consummation of the transaction contemplated by this Agreement;

          (iii) Truth of Representations. All of Buyer's representations and warranties contained in or made pursuant to this Agreement shall have been true and correct when made and shall be true and correct as of the Closing Date;

          (iv) Franchisor Consent. Consent to the consummation of the transaction contemplated by this Agreement shall have been obtained from Franchisor; and

          (v) Release. Release of Sellers, by Franchisor, of any future responsibility or liability to the Franchisor for termination or transfer fees, or for actions or events occurring after the Closing Date (the "Franchisor Release"); provided, however, Seller shall remain liable for all amounts due and owing to Franchisor for activities of Seller prior to the Closing Date.

          (vi) Consulting Agreement. Buyer entering into a consulting agreement with The Cornerstone Company, in the form of Exhibit "A" hereto (the "Consulting Agreement").

     (b) Covenants.

          (i) Maintenance of the Assets. From and after the date hereof to the Closing Date, Seller shall: (A) cause the Hotel to be maintained and operated in compliance with all Laws, in accordance with its current standards and consistent with its past operating procedures for the Hotel, shall maintain present services, shall maintain sufficient Food and Beverage Inventory, and Operating Supplies for the proper management, maintenance, operation and servicing of the Hotel and shall continue to market the Hotel and to accept reservations and group bookings at its currently established rates therefor; (B) not sell or otherwise dispose of any significant items of Personalty (other than Food and Beverage Inventory and Operating Supplies in connection with the ordinary course operation or maintenance of the Property) unless replaced with an item of like value, quality and utility; (C) not enter into any service, maintenance, landscaping, operating, repair, equipment lease, employment, management, leasing or other similar contract or agreement relating to the operation or maintenance of the Hotel, except for those entered into in the ordinary course of business and which are cancelable upon not more than thirty (30) days prior notice or in the event of a sale of the Hotel; and (D) maintain in full force and effect all liability and casualty insurance currently in effect. The insurance currently in effect is described in Exhibit F. Seller shall timely perform all its obligations under all Contracts (including, without limitation, the Franchise Agreement), including, without limitation, the payment of all bills, charges, invoices, salaries, benefits, and other expenses arising in connection with the Hotel prior to the Closing Date.

          (ii) Permits and Approvals. Seller shall cooperate with Buyer in obtaining all Permits and Approvals required for Buyer's intended use and operation of the Hotel and shall not seek or acquiesce in any amendment to any of the existing Permits and Approvals or any change in the present zoning classification of the Real Property which would alter the present permitted uses of the Real Property.

     Notification to Existing Employees. Prior to Closing, Seller will notify its employees at the Hotel of the pending sale in writing and the date the sale will be effective. Such notice shall further inform the employees that they will be offered an opportunity to submit applications for employment to Buyer or its Agent, and that Buyer or its Agent shall continue to employ those individuals who meet certain employment criteria to be determined at the sole discretion of Buyer or its Agent.

          (iv) Seller's Obligations Concerning Its Employees. Within ten (10) days of the closing of this transaction, or as soon thereafter as required by law, Seller shall pay to all employees receiving notice of the sale under Section 6(b)(iii) above the full amount of wages earned and other benefits accrued as of such date (including the entire amount of all vacation accruals) or the last day an employee worked if employee is no longer employed on the date set forth above and shall remain fully liable for any related payroll expenses, severance pay, unfair labor practice claims, employment discrimination charges and other employee claims relating to any period prior to the closing. After the closing, Seller shall transfer to Buyer or its Agent, the records of all employees who submit applications or otherwise request to continue their employment relationship with the Hotel if each such employee making application has first executed a Release/Consent to Transfer Records form which has been provided to Seller.

          (v) Franchise Transfer. Promptly following the date of this Agreement, Seller shall notify Franchisor of the sale contemplated by this Agreement. Seller shall use its best efforts to ascertain, and provide written notice thereof to Buyer prior to the Feasibility Expiration Date, the specific requirements (including the PIP) of Franchisor to obtaining its consent to the sale contemplated hereby and allowing the Franchise Agreement to be assigned to Buyer. It is contemplated that Buyer's inspection and the PIP requirements will result in no more than $2,500,000 of improvements being required to be made to the Hotel and those hotels which are the subject of the Affiliated Sale Agreements (the "PIP Requirements").

The parties acknowledge that in order to obtain from the Franchisor a Franchise Agreement for the Hotel, a Franchise Fee of $40,000 shall be due and owing to the Franchisor, which Franchise Fee Seller agrees to pay.

The parties agree that the cost to satisfy the PIP Requirements for this Hotel is estimated to be $20,000, which cost Seller agrees to pay, but only on the condition to the extent that, at the time of Closing of this sale transaction, a separate escrow account is established from Seller's gross sales proceeds in such amount (the "PIP Escrow"). The PIP Escrow funds shall be used solely and exclusively for the purpose of paying the costs of completing the PIP Requirements, and Seller shall have absolutely no right to claim any right, title or interest to the PIP Escrow other than for the purpose of paying for the cost of completing PIP Requirements. It is agreed that responsibility for taking all actions required in order to complete the PIP Requirements shall be as set forth in the Franchise Agreement, and in order to comply with the terms of Buyer's mortgage financing, Amresco Capital, L.P. ("Amresco") will hold the PIP Escrow in a non-interest bearing account. Release of funds from the PIP Escrow shall be subject to the requirements and consent of Amresco and shall be pledged to Amresco as security for the Buyer's Mortgage loan to Amresco and to insure completion of the PIP Requirements. If funds remain in the PIP Escrow after completion of the PIP Requirements (which is not anticipated), such excess funds shall be paid to Amresco as a principal payment on the Buyer's mortgage loan. If the PIP Escrow is insufficient to complete the PIP Requirements, Seller shall have absolutely no responsibility to fund such deficit. Because third parties shall control and supervise the completion of the PIP Requirements, Seller shall have no liability or responsibility therefor, and makes no representation or warranty that the PIP Requirements shall be completed in a workmanlike manner, or otherwise, and/or can be completed at a cost equal to the amount of the PIP Escrow.

7. INSPECTIONS.

     (a) Entry and Investigation. Between the date hereof and the Feasibility Expiration Date, Seller grants to Buyer and its employees, agents, contractors and consultants (collectively, "Consultants"), a license to enter the Hotel at reasonable times for the purpose of performing certain inspections on or concerning the Hotel, which inspections may include: (i) research regarding the Property and surrounding parcels as is generally conducted in a Level I or Phase I environmental audit, surveying the Real Property, and conducting other inspections of the Real Property and the physical condition of the Improvements and any furniture, fixtures, equipment and machinery located therein; (ii) the performance of engineering or structural investigations and tests of the Hotel and any improvements thereon as may be approved by Seller; (iii) reviewing the books and records of the Hotel; and (iv) meeting with and interviewing Franchisor and other persons involved in property management of the Hotel (collectively, the "Investigation"). The Investigation and all related activities or events shall be limited and conducted as herein required, all at Buyer's sole risk, cost and expense. Seller shall incur no cost or expense in connection with the Investigation or any related activities or events.

     (b) No Interference. The Investigation shall be diligently performed and prosecuted to completion so as to minimize interference with the operation or use of the Hotel by Seller and its employees, agents and contractors and any hotel guests or other invitees and licensees. Any entry and any Investigation by Buyer or its Consultants shall be subject to and conducted in accordance with all Contracts and the Franchise Agreement. Because of Seller's concern with any interference with the operation of the Hotel, Seller reserves the right to impose reasonable restrictions on time and frequency of Buyer's entry, provided such restrictions shall not interfere with Buyer's ability to complete the Investigation prior to the Feasibility Expiration Date. All persons who enter the Hotel shall do so at their own risk. Buyer acknowledges and agrees that Buyer and its Consultants shall cooperate with and comply with all directions of Seller and its Consultants.

8. TITLE INSURANCE POLICY. At the Closing, and as a condition to Buyer's obligation to close, Escrow Agent shall deliver to Buyer an extended coverage owner's policy of title insurance (ALTA Form) issued by Title Agent, or the unconditional commitment of Title Agent, to issue such policy, insuring Buyer in the amount of the portion of the Purchase Price allocated to the Real Property as set forth on Schedule "F" that title to the Real Property has vested in Buyer free and clear of all liens and encumbrances other than the Permitted Title Exceptions and such other matters as are approved by Buyer in writing, together with such endorsements and such reinsurance (with direct access) as is requested by Buyer (the "Title Policy"). The Title Policy shall provide full coverage against mechanics' and materialmen's liens arising out of the construction, repair or alteration of any of the Improvements. Buyer and Seller shall each be responsible for one-half of the title insurance premium. Buyer shall be responsible for the cost of any endorsements and reinsurance requested by Buyer.

9. THE ESCROW AND CLOSING.

     (a) Escrow Instructions. Buyer and Seller shall establish the Escrow with Escrow Agent to facilitate the consummation of the transactions contemplated by this Agreement. Buyer and Seller shall provide Escrow Agent with instructions consistent with this Agreement and each agrees to execute such additional instructions as may be reasonably requested by Escrow Agent in connection herewith. If any conflict or inconsistency exists between the provisions of any instructions provided to Escrow Agent and this Agreement or any deed, instrument or document executed or delivered in connection with the transaction contemplated hereby, the provisions of this Agreement, or such deed, instrument or document shall control in resolving such conflict or inconsistency. No provision of any such instructions shall excuse any performance by either party at the times provided in this Agreement, extend the Closing Date provided for herein or provide either party hereto with any grace period not provided in this Agreement, and any such provision in such instructions shall be deleted.

     (b) Closing. The Closing shall occur through the Escrow and shall take place on the Closing Date at Escrow Agent's office at 10:00 a.m., or such other place or time as the parties may mutually agree in writing. Subject to the conditions and contingencies set forth herein, the Closing shall take place not later than thirty (30) days after the Feasibility Expiration Date, provided that the Closing Date may be extended, at the Buyer's option, by up to two (2) extensions of thirty (30) days each upon deposit by the Purchaser into the Escrow of additional non-refundable deposits in the amount of Eight Thousand Two Hundred Fifty-Eight and No/100

Dollars ($8,258.00) each. Any such additional deposits into the Escrow shall be paid to Seller at the Closing and applied as a credit against Buyer's payment of the Purchase Price. Interest on such additional deposits shall accrue for the benefit of and be payable as the Earnest Money.

     (c) Action at the Closing by Seller. At or prior to the Closing, Seller shall each, as applicable, deliver or cause to be delivered to Buyer, or to Escrow Agent for the account of Buyer, all of the following, and with respect to any instruments referred to below, all such instruments shall be dated as of the Closing Date, fully and duly executed by Seller and, if appropriate, acknowledged:

          (i) Deed. A Statutory Form Limited Warranty Deed from Seller conveying the Real Property to Buyer in the form of Exhibit "B" hereto;

          (ii) Affidavit. An Affidavit of Non-Foreign Person from Seller as contemplated by Federal Code Section 1445, in the form of Exhibit "C" hereto;

          (iii) Assignment and Assumption. An Assignment and Assumption of Contracts from Seller (excluding the Franchise Agreement) in the form of Exhibit "D" hereto with respect to those Contracts to which Buyer has elected to accept;

          (iv) Assignment of Intangible Property. An Assignment of the Intangible Property from Seller in the form of Exhibit "E" hereto;

          (v) Bill of Sale. A Bill of Sale from Seller relating to the Personalty in the form of Exhibit "F" hereto;

          (vi) Assignment and Assumption of Franchise Agreement. An Assignment and Assumption of the Franchise Agreement (if required) in the form of Exhibit "G";

          (vii) Keys. All keys and/or means to operate all locks and alarms for the Property;

          (viii) Contracts. The originals of the Contracts and the Documents to the extent in Seller's possession and not previously delivered to Buyer.

          (ix) The Consulting Agreement. The Consulting Agreement

          (x) Due Authorization. Such documentation as is reasonably satisfactory to Escrow Agent evidencing that Seller, and the individual signing on behalf of Seller, has the power and authority to execute and deliver this Agreement and all documents and instruments required or contemplated hereby;

          (xi) Seller's Acknowledgment. A written acknowledgment of Seller's approval of Escrow Agent's final settlement statement setting forth all prorations, and adjustments made in accordance with the provisions of this Agreement;

          (xii) Lien Releases. Such documentation as is reasonably satisfactory to Buyer and Escrow Agent to cause all of the Assets to be released from any lien, financing statement, or other encumbrance which is not a Permitted Exception; and

          (xiii) Further Documentation. Such other instruments or documents as are reasonably necessary to fulfill the covenants and obligations to be performed by Seller pursuant to this Agreement, specifically including, without limitation, all properly endorsed certificates of title necessary to transfer all motor vehicles and such other documents necessary to transfer all other licenses and permits.

     (d) Action at the Closing by Buyer. At or prior to the Closing, Buyer shall deliver or cause to be delivered to Buyer, or to Escrow Agent for the account of Seller all of the following, and with respect to any instruments or documents referred to below, all such items shall be dated as of the Closing Date, fully and duly executed by Buyer and, if appropriate, acknowledged:

          (i) Purchase Price. All funds necessary to pay the Purchase Price together with all closing costs and applicable prorations payable by Buyer as required by the provisions of this Agreement;

          (ii) Assignment and Assumption. The Assignment and Assumption of Contracts from Seller and the Assignment (excluding the Franchise Agreement) in the form of Exhibit "D" hereto;

          (iii) Assignment and Assumption of Franchise Agreement. The Assignment and Assumption of the Franchise Agreement (if required) in the form of Exhibit "G" hereto;

          (iv) The Consulting Agreement. The Consulting Agreement;

          (v) Due Authorization. Such documentation as is reasonably satisfactory to Escrow Agent evidencing that Buyer, and the individual signing on behalf of Buyer, has the power and authority to execute and deliver this Agreement and all documents and instruments required or contemplated hereby;

          (vi) Buyer's Acknowledgment. A written acknowledgment of Buyer's approval of Escrow Agent's final settlement statement setting forth all prorations and adjustments made in accordance with the provisions of this Agreement; and

          (vii) Further Documentation. Such other funds, instruments, or documents as are reasonably necessary to fulfill the covenants and obligations to be performed by Buyer pursuant to this Agreement.

     (e) Closing Costs. Buyer and Seller shall each be responsible for its own legal fees and the costs of its respective legal counsel. All documentary stamps, transfer taxes, sales taxes and all other similar taxes, together with the cost of the Survey shall be paid by Seller. The

Escrow fee payable to Escrow Agent in respect of the conveyance and transfer of the Assets to Buyer shall be shared equally by the parties. All other fees, recording costs, charges or expenses incidental to the sale, transfer and assignment of the Assets to Buyer shall, except as otherwise herein expressly provided, be paid according to the standard custom and practice pertaining to real estate transactions consummated in Summit County, Ohio.

     (f) Pre-Closing Settlement Statement. At least three (3) business days prior to the Closing, Buyer and Seller shall provide to Escrow Agent as much information as is then available to enable Escrow Agent to prepare a pre-audit settlement statement setting forth in detail all prorations and adjustments contemplated by this Agreement based on the information available to Escrow Agent. Escrow Agent shall provide such pre-audit settlement statement to Buyer and Seller and their respective legal counsel no later than two (2) business days prior to the Closing and shall include therewith an indication of any specific information remaining to be provided to Escrow Agent by Buyer and Seller to enable Escrow Agent to show all final prorations and adjustments calculated by Buyer and Seller, and required by this Agreement. Such statement shall be approved by both Buyer and Seller in writing prior to Closing, such approval to be indicated by the parties signatures thereon.

     (g) Transfer of Guest Property in Safe Keeping.

          (i) Baggage. All baggage or other property of guests of the Property which has been checked with or left in the care of Seller and remains in Seller's care on the Closing Date shall be inventoried and tagged jointly by Seller and Buyer.

          (ii) Safe Deposit Boxes. As of the Closing Date, Seller and Buyer shall prepare a list of all guests of the Property maintaining items in safe deposit boxes. Buyer shall not be liable or responsible for any items contained in any safe deposit box not specified on such list or specified on such list and not included in safe deposit boxes, and Seller agrees to indemnify and hold harmless Buyer from and against any such liability or responsibility.

10. APPORTIONMENTS.

     (a) Closing Adjustments and Proration of Taxes, Rents, and Other Costs.

          (i) Taxes. Real estate taxes, personal property taxes and any general or special assessments in respect of the Assets shall be prorated as of the Closing Date such that Seller shall be responsible for all taxes and assessments that are allocable to any period prior to the Closing Date and Buyer shall be responsible for all taxes and assessments that are allocable to any period from and after the Closing Date. If the actual amount of taxes, assessments or other amounts to be prorated for the year in which the Closing occurs is not known as of the Closing Date, the proration shall be based on the parties' reasonable estimates of such taxes, assessments and other amounts. Notwithstanding any other provision of this Agreement to the contrary, if Buyer shall become liable after the Closing for payment of any taxes or assessments assessed against the Assets for any period of time prior to the Closing Date, Seller shall immediately pay to Buyer on demand an amount equal to such tax assessment in accordance with subparagraph 10(c) below.

          (ii) Deposits. At the Closing, Buyer shall be charged for all house banks and all security or other deposits paid by Seller to third parties for which the right to the return of any such sums is transferred to Buyer at the Closing.

Inventory and Supplies.

[INTENTIONALLY OMITTED]

          (iv) Other Items. The following additional prorations and adjustments shall occur as of the Closing and, prior to the Closing Date, Seller shall provide all information to Buyer required to calculate such prorations and adjustments; representatives of Buyer and Seller shall together make such calculations and provide Escrow Agent with the results of such prorations and adjustments.

               (A) All petty cash and cash in cash registers and vending machines as of 11:59 p.m. on the day preceding the Closing Date shall remain the property of Seller, and if not paid to Seller at or before the Closing shall be charged to Buyer.

               (B) All receipts from guest room rentals and Hotel services prior to the Closing Date shall belong to Seller. One half of the guest room rentals and Hotel services, whether in cash or accounts receivable, arising from occupancy for the entire night beginning on the day preceding the Closing Date shall be credited to each of Buyer and Seller. All receipts thereafter shall belong to Buyer. All prepaid rentals, room rental deposits and all other deposits for advance registration, banquets, or future services paid to Seller prior to the Closing Date shall be credited to Buyer.

               (C) All receipts and expenses from restaurant and bar operations concluded prior to 11:59 p.m. on the day preceding the Closing Date shall belong to, and be paid by, Seller.

               (D) All accounts receivable and credit card claims for goods and services furnished prior to 11:59 p.m. on the day preceding the Closing Date shall remain the property of Seller and, to the extent Buyer receives any payments on account thereof after Closing, Buyer shall immediately remit such amount to Seller.

               (E) All accounts payable owing for goods and services furnished prior to 11:59 p.m. on the day preceding the Closing Date shall be paid by Seller. Buyer shall assume, and after the Closing, pay, all accounts payable relating to goods and services (including advertising) for which orders have been placed, but as of 11:59 p.m. on the day preceding the Closing Date, such goods and services have not yet been delivered or provided so long as such goods and services are of the type, quality and quantity used by Seller in the ordinary course of operating the Hotel. Prior to the Closing, Seller shall provide to Buyer a list of all accounts payable for which the goods and services have not yet been delivered or provided, and Buyer and Seller shall determine whether any such accounts payable should remain the obligation of Seller, and for which Buyer shall receive a credit at the Closing in the amount of all such payables which do not relate to goods and services provided to Seller in the ordinary course of operating the Hotel.

               (v) Employee Wages and Benefits. All employee benefits, wages and other compensation shall be the sole responsibility of Seller. Seller shall make all such payments and/or post such bonds as are required by law or necessary to ensure that all such liabilities will be satisfied.

               (vi) Remittance. Buyer and Seller each agree to promptly remit to the other any monies received by such party which is due to the other in accordance with this Agreement. All prorations shall be based on the actual number of days in the calendar month in which the Closing occurs.

     (b) Utility and Maintenance Charges. Seller shall pay or cause to be paid
(i) all unpaid charges for water, electricity, gas, trash removal, sewer, telephone or other utility services which are furnished to or in connection with the Hotel prior to the Closing Date and (ii) all unpaid charges for landscaping and all other maintenance services which are furnished to or in connection with the Hotel prior to the Closing Date. Not less than three (3) days prior to Closing, Seller and Buyer shall notify and instruct the suppliers of the foregoing utility services to read the meters for such services as of the day prior to the Closing Date and to render to Seller a final statement for all charges for utility services furnished to the Property prior to the Closing Date. If the final meter readings cannot be obtained, Buyer and Seller shall prorate such charges based upon the particular utility company's billing for the immediately preceding billing period determined on a per diem basis based on the actual number of days in the billing period. Buyer shall receive a credit for the allocated amount of such charges applicable to the period to and including the day preceding the Closing Date and, following the Closing, Buyer shall be responsible for, and shall pay, all billings received from the utility company for the current and future billing periods.

     (c) Adjustments to Prorations. After the Closing, the parties shall from time to time, as soon as is practicable after accurate information becomes available, recalculate and reapportion any of the items subject to proration or apportionment under this Paragraph 10: (i) which were not prorated and apportioned at the Closing because of the unavailability of the information necessary to compute such proration, or (ii) which were prorated or apportioned at the Closing based upon estimated or incomplete information, or (iii) for which any errors or omissions in computing prorations at the Closing are discovered subsequent thereto, and thereafter the proper party shall be reimbursed based on the results of such recalculation and reapportionment. Unless otherwise specified herein, all such reimbursements shall be made on or before thirty (30) days after receipt of notice of the amount due. Any such reimbursements not timely paid shall bear interest at a per annum rate equal to ten percent (10%) from the due date until all such unpaid sums together with all interest accrued thereon is paid if payment is not made within ten (10) days after receipt of a bill therefor.

11. INDEMNIFICATION.

     (a) Buyer shall indemnify, defend and hold harmless Seller, its officers, directors, agents, employees, partners and/or shareholders for, from and against any and all claims, liabilities, damages, losses, causes of action, and obligations and expenses (including reasonable attorneys' fees) incurred as a result of, or arising in connection with: (i) physical damage to the Assets or personal injury arising out of any tests, inspections, and studies of the Assets performed by Buyer, its agents, employees or contractors, or the entry of Buyer or its agents, employees or contractors onto the Real Property for any reason prior to the Closing Date; (ii) any acts or omissions of Buyer and its agents, employees or contractors pertaining to the Hotel occurring or arising out of events occurring on or after the Closing Date or any liability or obligation required to be assumed by Buyer hereunder or which accrues on or after the Closing Date; and (iii) any misrepresentation or breach of any warranty or covenant made herein or in any document, certificate or exhibit given or delivered pursuant hereto.

     (b) Notwithstanding any other provisions of this Agreement, Buyer shall indemnify, defend and hold harmless Seller, its directors, officers, employees, partners and/or shareholders from and against any Claim asserted against, resulting to, imposed upon or incurred by any such person, directly or indirectly, by reason of or resulting from any claim brought by any employee of Seller at the Hotel as of the date of closing of this transaction and/or any unit of local government (as defined in 29 U.S.C. ss. 2101(a)(7)) alleging a violation by Seller of the Worker Adjustment and Retraining Notification Act
(WARN) 29 U.S.C. ss.ss. 2101 et seq.

     (c) Seller shall indemnify, defend, and hold harmless Buyer, its owners, officers, directors, agents, employees, partners and/or shareholders for, from and against any and all claims, liabilities, damages, losses, causes of action, and obligations and expenses (including reasonable attorneys' fees) incurred as a result of, or arising in connection with: (i) any acts or omissions of Seller and its agents, employees and contractors pertaining to the Assets occurring or arising out of events occurring prior to the Closing Date or any liability or obligation of Seller which Buyer is not required to assume hereunder or which accrues prior to the Closing, and (ii) any misrepresentation or breach of any warranty or covenant made herein or in any document, certificate or exhibit given or delivered pursuant hereto. The obligation set forth in this paragraph shall survive the Closing and shall be a continuing obligation of Seller and its successors and assigns.

12. POSSESSION. Seller shall deliver possession of the Assets to Buyer at the Closing, subject to the Permitted Title Exceptions, provided, however, that Seller shall afford authorized representatives of Buyer reasonable access to the Hotel, subject to Paragraph 7 above, for the purposes of satisfying Buyer with respect to the representations, warranties, and covenants of Seller contained herein and with respect to satisfaction of any conditions precedent to the Closing contained herein.

13. REPRESENTATIONS AND WARRANTIES.

     (a) Buyer. Buyer acknowledges, covenants, represents and warrants to Seller that the following are true as of the date of this Agreement and, in entering into this Agreement, Seller is relying upon the following:

               (i) Existence. Buyer is a validly existing corporation under the law of the state of its formation and in good standing under the law of the State of Delaware, and Buyer has the full right, authority and power to enter into this Agreement, to consummate the transactions contemplated herein and to perform its obligations hereunder and under those documents and instruments to be executed by it at the Closing, and each of the individuals executing this Agreement on behalf of Buyer is authorized to do so, and this Agreement constitutes a valid and legally binding obligation of Buyer enforceable against Buyer in accordance with its terms.

               (ii) Due Authorization. Buyer's execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the performance of Buyer's obligations under the instruments required to be delivered by Buyer at the Closing, do not and will not result in any violation of, or default under, any term or provision of any agreement, instrument, mortgage, loan agreement or similar document to which Buyer is a party or by which Buyer is bound.

               (iii) Threatened Proceedings. There is no litigation, investigation or proceeding pending or, to the best of Buyer's knowledge, contemplated or threatened against Buyer which would impair or adversely affect Buyer's ability to perform its obligations under this Agreement or any other instrument or document related hereto.

     (b) Seller. Seller represents and warrants to Buyer that the following are true as of the date of this Agreement, and in entering into this Agreement Buyer is relying upon the following:

               (i) Existence. Seller is a duly formed and validly existing partnership under the law of the State of Ohio and is in good standing under the law of the State of Ohio, and Seller has the full right, authority and power to enter into this Agreement, to consummate the transaction contemplated herein and to perform its obligations hereunder and under those documents and instruments to be executed by it at the Closing, and each of the individuals executing this Agreement on behalf of Seller is authorized to do so, and this Agreement constitutes a valid and legally binding obligation of Seller enforceable against Seller in accordance with its terms.

               (ii) Due Authorization. Seller's execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby and the performance of Seller's obligations under the instruments required to be delivered by Seller at the Closing, do not and will not result in any violation of or default under, any term or provision of any agreement, instrument, mortgage, loan agreement or similar document to which Seller is a party or by which Seller is bound.

               (iii) Threatened Proceedings. Other than as set forth in Schedule "G" hereto (the "Disclosure Statement"), there is no pending or, to the best of Seller's knowledge, threatened judicial, municipal or administrative proceedings affecting the Hotel or in which Seller is or will be a party by reason of Seller's ownership of the Hotel or any portion thereof, including, without limitation, proceedings for or involving alleged building code violations, or personal injuries or property damage alleged to have occurred on the Hotel or by reason of the condition or use of the Hotel. The Disclosure Statement contains an accurate summary of the status of all matters shown thereon. If any proceeding of the character described in this subparagraph is initiated prior to closing, Seller shall promptly advise Buyer in writing.

               (iv) Liabilities. That except for: (a) debts, liabilities and obligations for which provision is made herein for proration or other adjustments as of the Closing Date; (b) debts and obligations incurred by Seller in the ordinary course of business which Seller agrees to pay on or before the Closing Date except as provided herein; (c) debts, liabilities and obligations to be assumed by Purchaser provided for herein; (d) debts and obligations for goods which are purchased prior to the Closing Date but remain the property of Purchaser thereafter, there will be no debts, liabilities or obligations of Seller with respect to the Hotels or the Property.

               (v) Foreign Person. Seller is not a "foreign person" within the meaning of Section 1445(f)(3) of the Internal Revenue Code of 1954 as amended.

               (vi) Compliance With Laws. The Hotel properties are all in material compliance with all Federal, State, Local (including local sewage district) laws, rules, regulations ordinances, codes and orders governing, establishing, limiting or otherwise affecting the discharge or disposal of air pollutants, water pollutants, process wastewater or solid and hazardous wastes. There are no pending or to Seller's knowledge threatened actions or proceedings by the local municipality, sewage districts, state agencies having jurisdiction over such matters, the U.S. Environmental Protection Agency or any other governmental entity and to Seller's knowledge there is no basis for any such action or proceedings. Seller has never disposed of any noxious, toxic, solid or hazardous waste on the Real Property. Further, Seller warrants and represents, to the best of its knowledge, that the Real Property has not been used as a landfill, dump site, waste disposal area or for any similar usage, and no underground storage tanks, petroleum products or solid hazardous or toxic materials, as such terms are used and defined under applicable local, state and federal environmental regulations, exist on the surface or under the subsurface of the four properties or in any surface or ground waters on or under the four properties.

               (vii) Inventory Levels. As of the Closing Date, the inventory of Operating Equipment and Operating Supplies will be in amounts which are at least equal to the normal and customary levels of such inventories historically maintained by the Hotel during the month in which the Closing occurs, and all rooms will be consistently furnished and equipped with items in good condition and repair (ordinary wear and tear expected).

               (viii) Known Latent Defects. That to the actual knowledge of the managing partner of the Seller, there are no material latent defects affecting the Hotel.

14. NOTICES. All notices or other communications required or provided to be sent by either party or Escrow Agent shall be in writing and shall be sent by United States Postal Service, postage prepaid or certified mail, return receipt requested, or by any nationally known overnight delivery service, or by courier, or in person (including by way of facsimile transmission). All notices shall be deemed to have been given forty-eight (48) hours following deposit in the United States Postal Service or upon personal delivery if sent by overnight delivery service, courier or personally delivered. All notices shall be addressed to the party at the address below:

If to Seller:

West Montrose Properties
c/o The Cornerstone Company
2857 Riviera Drive
Akron Ohio 44333-3415
Attention: Mr. Michael Gallucci, Jr. President
Fax No. (216) 867-2772

With a copy to:

Stark & Knoll Co., LP.A.
1512 Ohio Edison Bldg.
76 S. Main Street
Akron, Ohio 44308
Attention: Thomas G. Knoll, Esq.
Fax No. (216) 376-6237

If to Buyer:

Janus American Group, Inc.
2300 Corporate Blvd., NW, Suite 232
Boca Raton, FL  33431
Attention:  James E. Bishop
Fax No.:  (516) 997-5331

With a copy to:

Janus American Group, Inc.
8534 East Kemper Road
Cincinnati, OH  45249-1709
Attention:  Charles Thornton, Esq.
Fax No.:  (513) 489-1955

Any address or name specified above may be changed by notice given to the addressee by the other party in accordance with this Paragraph 14 The inability to deliver because of a changed address of which no notice was given, or rejection or other refusal to accept any notice, shall be deemed to be the receipt of the notice as of the date of such inability to deliver or rejection or refusal to accept. Any notice to be given by any party hereto may be given by the counsel for such party. Any notice to be given to Escrow Agent shall be sent to the address set forth in subparagraph 1(l) above.

15. SELLER'S REMEDIES. If Buyer shall breach any of the terms or provisions of this Agreement or otherwise default hereunder after the Feasibility Expiration Date, and as a result of such breach or default Buyer is unable to perform its obligations at Closing and provided Seller has performed or tendered performance of all its obligations hereunder, Seller's exclusive remedy shall be to retain the Earnest Money as liquidated damages as provided in subparagraph 3(b) above. Nothing contained in this paragraph shall limit or prevent Seller from enforcing Buyer's obligations and liabilities which expressly survive a termination of this Agreement.

16. BUYER'S REMEDIES. If Seller breaches any of the terms or provisions of this Agreement or otherwise defaults hereunder, in addition to all other rights and remedies available at law or in equity, Buyer may (i) terminate this Agreement and the Escrow by written notice to Seller and Escrow Agent, whereupon the Earnest Money shall be immediately returned to Buyer; (ii) waive such default and consummate the transaction contemplated hereby in accordance with the terms hereof; or (iii) specifically enforce this Agreement. Nothing contained in this paragraph shall limit or prevent Buyer from enforcing Seller's obligations and liabilities which survive a termination of this Agreement.

17. CASUALTY; CONDEMNATION. Seller shall notify Buyer immediately of the occurrence of any damage to or destruction of the Hotel, or any portion thereof, or the institution or maintenance of any condemnation or similar proceedings with respect to the Real Property or any portion thereof. In the event of any damage to or destruction of any portion of the Hotel for which the cost to repair exceeds $250,000, or if any such condemnation or other proceedings are instituted or maintained, Buyer at its option either (i) may terminate this Agreement, in which case the Earnest Money shall be returned to Buyer and neither party shall have any further rights or obligations hereunder except as provided in Paragraphs 7 and 20 or (ii) may consummate the purchase evidenced by this Agreement. In all other events or if Buyer elects to consummate the purchase pursuant to clause (ii) above, Buyer shall receive a credit at Closing in an amount equal to (A) all insurance or condemnation proceeds collected by Seller prior to the Closing, plus (B) Seller's deductible or self-insurance limit or such lesser amount as is equal to the estimated cost to repair or reconstruct those portions of the Property damaged or destroyed, and all rights to all other insurance or condemnation proceeds arising out of such damage or destruction or proceedings and not collected prior to the Closing, including any business interruption and rental loss proceeds for any period after the Closing, shall be assigned by Seller to Buyer as of the Closing.

18. COMMISSIONS. Seller has committed to pay a business brokerage fee to Ken F. Seminatore of $19,900 for his services in connection with the transactions represented by this

Agreement and the Affiliated Sales Agreements. Buyer warrants and represents to Seller that no other real estate sales or brokerage commissions or like commissions are or may be due in connection with this transaction as a result of Buyer's acts. Seller shall be solely responsible for all commissions or like fees owing in connection with this transaction as a result of its acts. Each party agrees to indemnify, defend and hold harmless the other party from and against any claims by third parties made by or through the acts of such party, for real estate or brokerage commissions, or a finders fee, in connection with the transaction provided for herein, and all costs and expenses incurred by the indemnitee in connection therewith including, but not limited to, reasonable attorneys' fees. The indemnity provided for in this paragraph shall survive the Closing or any earlier termination of this Agreement.

19. DISCLAIMER. Other than as expressly set forth herein, Seller hereby specifically disclaims any warranty, guaranty or representation, oral or written, past, present or future, of, as to, or concerning (i) the nature and condition of the Assets, including, without limitation, the water, soil and geology or any other matter affecting the stability or integrity of the Real Property or Improvements, and the suitability thereof and of the Assets for any and all activities and uses which Buyer may elect to conduct thereon, and the existence of any environmental hazards or conditions thereon (including the presence of asbestos) or compliance with applicable Laws; (ii) the condition of title to the Assets or the nature and extent of any right-of-way, lease, possession, lien, encumbrance, license, reservation, condition or otherwise;
(iii) the compliance of the Assets or its operation with any covenants, conditions, restrictions, or Laws; (iv) the profitability or losses or expenses relating to the Assets and the businesses conducted in connection therewith; (v) the existence, quality, nature, adequacy or physical condition of any utility serving the Project; (vi) the zoning or other legal status of the Project; (vii) the quality of any labor or materials relating in any way to the Assets; (viii) the legal or tax consequences of this Agreement or its underlying transaction; and (ix) the transferability of the Seller's rights under the Contracts. Buyer acknowledges that prior to the Feasibility Expiration Date Seller will afford Buyer the opportunity for full and complete investigations, examinations and inspections of the Assets and all information to be delivered by Seller pursuant to this Agreement and, other than as expressly set forth herein, Buyer is relying solely on its own investigation and inspection of the Assets. Other than as expressly set forth herein, or in subparagraph 14(b)(viii) hereof, the sale of the Assets as provided for herein is made on an "AS IS" and "WHERE IS" basis, and Buyer expressly acknowledges that, in consideration of the agreements of Seller herein, other than as expressly set forth herein, Seller makes no warranty or representation, express or implied, or arising by operation of law, including, but not limited to, any warranty of condition, habitability, merchantability, suitability or fitness for a particular use or purpose, in respect of all or any of the Assets.

20. CONFIDENTIALITY AND RETURN OF DOCUMENTS. Buyer agrees that, until after the Closing, all documentation or information delivered to Buyer or its representatives or agents by Seller or Seller's representatives or agents pertaining to the Assets shall be kept strictly confidential and will not be used by Buyer or its representatives or agents, directly or indirectly, for any purpose other than evaluating the Assets. Neither party shall release, or cause or permit to be released any press notices, publicity (oral or written) or advertising or otherwise announce or disclose, or cause or permit to be announced or disclosed, in any manner whatsoever, except as may be required by applicable law or regulation, the terms, conditions or substance of the transaction contemplated herein without first obtaining the express written consent of the other party hereto. It is understood that the foregoing shall not, however, preclude Buyer from discussing the substance or any relevant details of the transaction contemplated in this Agreement, nor disclosing the terms of this Agreement, or the existence thereof, to Buyer's accountants, attorneys and Consultants engaged in connection with this transaction, or such other persons or entities to which disclosure is required by Law. If the sale of the Assets contemplated herein is not consummated, each party shall promptly return to the other party all information, documents, and other items received from such other party in connection herewith. This provision shall survive the Closing or any termination of this Agreement.

21. WAIVER. The exercise or waiver of the performance by a party of any obligation of the other party under this Agreement shall only be effective if evidenced by a written statement signed by the party so exercising. No delay in exercising any right or remedy shall constitute a waiver thereof and no waiver by Seller or Buyer of the breach of any covenant of this Agreement shall be construed as a waiver of any preceding or succeeding breach of the same or any other covenant or condition of this Agreement.

22. TIME PERIODS. If the time for performance of any obligation hereunder expires on a Saturday, Sunday or legal holiday, the time for performance shall be extended to the next day which is not a Saturday, Sunday or legal holiday.

23. SURVIVAL OF COVENANTS, AGREEMENTS, REPRESENTATIONS AND WARRANTIES. All covenants, agreements, representations and warranties set forth in this Agreement shall survive the Closing and shall not merge into the deed or other instrument executed or delivered in connection with the transaction contemplated hereby. The representations and warranties of Seller contained in Paragraph 14.(b) and of Seller contained in Paragraph 14.(c) shall survive the Closing until the date which is one (1) year following the Closing Date except for matters disclosed or actually known to Buyer prior to the Closing.

24. MODIFICATION OF AGREEMENT. No modification of this Agreement shall be deemed effective unless in writing and signed by the parties hereto.

25. FURTHER INSTRUMENTS. Each party, promptly upon the request of the other, shall execute and have acknowledged and delivered to the other or to Escrow Agent, as may be appropriate, any and all further instruments reasonably requested or appropriate to evidence or give effect to the provisions of this Agreement and which are consistent with the provisions hereof.

26. ENTIRE AGREEMENT. This Agreement constitutes the entire contract between the parties with regards to the purchase and sale of the Assets. All terms and conditions contained in any other writings previously executed by the parties (including the letter of intent dated May 21, 1998) and all other discussions, understandings or agreements regarding the Assets and the subject matter hereof shall be deemed to be superseded hereby.

27. INUREMENT. This Agreement shall be binding upon and inure to the benefit of the permitted successors and assigns, if any, of the respective parties hereto.

28. APPLICABLE LAW. This Agreement, and all questions and disputes arising in connection with it, shall be governed by and construed in accordance with the laws of the State of Ohio.

29. DESCRIPTIVE HEADINGS. The descriptive headings of the paragraphs of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any provisions hereof.

30. TIME OF THE ESSENCE. Time is of the essence of this Agreement.

31. ASSIGNMENT. Other than to a Permitted Transferee, Buyer may not assign its rights hereunder without the prior written consent of Seller, which consent may be unreasonably withheld. No assignment proposed by Buyer, even if to a Permitted Transferee, shall be valid and effective until the delivery to Seller of written notice of such assignment together with an executed copy of the documents pursuant to which such assignee assumes all of Buyer's covenants, indemnities, obligations and agreements under this Agreement and agrees to be bound by all of the terms, conditions and provisions hereof and thereof. Notwithstanding any assignment to a Permitted Transferee, Buyer shall not be released from all obligations and liabilities hereunder.

32. CONSTRUCTION. The parties agree that each party and its counsel have reviewed and revised this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in the interpretation of this Agreement or any amendments or exhibits hereto.

33. INTERPRETATION. In this Agreement, the neuter gender includes the feminine and masculine, and the singular number includes the plural, and the words "person" and "party" include corporations, partnerships, individuals, firms, trusts, or associations wherever the context so requires.

34. EXHIBITS AND SCHEDULES. All exhibits and schedules attached hereto and referred to in this Agreement are incorporated herein by this reference and are part of this Agreement.

35. COUNTERPARTS. This Agreement may be executed simultaneously or in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

36. RECORDATION. This Agreement shall not be recorded, but Buyer may record a Memorandum of the Agreement upon obtaining Seller's prior written approval.

EXCLUSIVE NEGOTIATIONS. As an inducement to Buyer to investigate and analyze the Assets, and to encourage Buyer to satisfy or waive the contingencies

[LEFT INTENTIONALLY BLANK]
referenced in Paragraph 6 above as soon as possible, Seller shall not, prior to the Feasibility Expiration Date (and then only if Buyer fails to remove the contingencies set forth in Paragraph 6.(a) or otherwise terminates this Agreement), either seek or solicit any purchase offer or financing with respect to the Assets, and Seller shall deal exclusively with Buyer toward consummating the transaction contemplated by this Agreement in accordance with the terms and conditions of this Agreement.

38. IRS REAL ESTATE SALES REPORTING. Buyer and Seller shall appoint Escrow Agent as, and Escrow Agent shall agree to act as, "the person responsible for closing" the transaction which is the subject of this Agreement pursuant to Internal Revenue Code Section 6045(e). Buyer and Seller shall confirm such appointment in the separate instructions given to Escrow Agent and shall instruct Escrow Agent to prepare and file all informational returns, including without limitation, IRS Form 1099-S and to otherwise comply with the provisions of Internal Revenue Code
Section 6045(e).

39. BULK SALES WAIVER. Seller waives any requirement of Buyer to comply with any applicable notice requirements pertaining to bulk sales or other similar laws. Seller shall indemnify, defend and hold Buyer harmless for, from and against any liability resulting from such waiver.

SELLER:                                              BUYER:

WEST MONTROSE PROPERTIES,                            JANUS AMERICAN GROUP, INC.
an Ohio limited partnership

By The Cornerstone Company, Developers
and Operators of Inns, Hotels and Resorts, Its
General Partner

         By:                                         By:
         Name:  Michael Gallucci, Jr.                Name: James E. Bishop
         Its:   President                            Its:  President

                                  SCHEDULE "A"

                           Affiliated Sales Agreements


1. Purchase and Sale Agreement dated July 31, 1998 between North Canton Operating Corp., Canton North Properties and Janus American Group, Inc.

2. Purchase and Sale Agreement dated July 31, 1998 between Rockside Road Operating Corp., Rockside Road Properties and Janus American Group, Inc.

3. Purchase and Sale Agreement dated July 31, 1998 between Galburton Inn, Inc. and Janus American Group, Inc.

                                  SCHEDULE "B"

                                    Contracts

                                  SCHEDULE "C"

                               Franchise Agreement


     Quality Inns International, Inc. Franchise Agreement dated January 17, 1989, between Quality Inns, Inc., a Delaware corporation and Motel Management, Inc., an Ohio corporation.

                                  SCHEDULE "D"

                                   Personalty


[See Attached]

                                  SCHEDULE "E"

                            Real Property Description


[See Attached]

                                  SCHEDULE "F"

                          Allocation of Purchase Price



$  500,000  -  Land

$2,500,000  -  Building

$  400,000  -  Chattels

$3,400,000  -  Total Purchase Price

                                  SCHEDULE "G"

                              Disclosure Statement

                                   EXHIBIT "A"

                              Consulting Agreement


[See Attached]

                                   EXHIBIT "B"

                              Limited Warranty Deed


[See Attached]

                                   EXHIBIT "C"

                         Affidavit of Non-Foreign Person


[See Attached]

                                   EXHIBIT "D"

                     Assignment and Assumption of Contracts


[See Attached]

                                   EXHIBIT "E"

                        Assignment of Intangible Property


[See Attached]

                                   EXHIBIT "F"

                                  Bill of Sale


[See Attached]

                                   EXHIBIT "G"

                          Assignment and Assumption of
                               Franchise Agreement


[Not Required]